HALE AND DORR
                                   60 State Street
                             Boston, Massachusetts 02109




                                            November 16, 1995




         WPG Tudor Fund
         One New York Plaza
         New York, New York  10004

              Re: Post-Effective Amendment No. 44 to Registration Statement on Form N-1A (File Nos. 2-30456 and
                   811-1745)(the "Registration Statement")

         Ladies and Gentlemen:

              WPG Tudor Fund (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated April 13, 1988, and executed and delivered in Boston, Massachusetts on that date, as amended on December 12, 1989, as amended and restated on May 1, 1993, and further amended on October 28, 1993 (as so amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.33 1/3 par value per share.

              The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, to issue shares to such parties and for such amount and type of consideration including cash or property (or for no consideration if pursuant to a share dividend or division), at such time or times and on such terms as the Trustee may deem best.

              By vote adopted on January 25, 1995, the Trustees of the Trust authorized the President, any Vice-President, the Secretary and the Treasurer from time to time to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

         WPG Tudor Fund
         November 16, 1995
         Page 2


              We understand that you are about to register under the Securities Act of 1933, as amended, 3,526,355 shares of beneficial interest by Post-Effective Amendment No. 44 to the Trust's Registration Statement.

              We have examined the Declaration of Trust, the By-laws, as amended from time to time, of the Trust, resolutions of the Board of Trustees, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

              For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

              Our opinion below, as it relates to the nonassessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust.
         In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that notice of such disclaimer may be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust; provided, however, no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.

              We are of the opinion that all necessary Trust action precedent to the issue of the shares of beneficial interest of the Trust comprising the shares covered by Post-Effective Amendment No. 44 to the Registration Statement has been duly taken, and that all such shares may legally and validly be issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with the terms described in the Trust's Declaration and the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         WPG Tudor Fund
         November 16, 1995
         Page 3





              We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 44 to the Registration Statement. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                            Very truly yours,



                                            Hale and Dorr